Exhibit F

INCENTIVE DISTRIBUTION RIGHTS

DISTRIBUTION AND ASSIGNMENT AGREEMENT

This Incentive Distribution Rights Distribution and Assignment Agreement (this “Agreement”) is made and entered into as of November 28, 2017 (the “Effective Date”), by and between CONSOL Coal Resources GP LLC, a Delaware limited liability company (formerly known as CNX Coal Resources GP LLC, the “General Partner”) and CONSOL Energy Inc., a Delaware corporation (formerly known as CONSOL Mining Corporation, “Spinco”). Each of the General Partner and Spinco is referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, in connection with the initial public offering of CONSOL Coal Resources LP, a Delaware limited partnership (formerly known as CNX Coal Resources LP, the “Partnership”) on July 7, 2015, CONSOL Resources Corporation, a Delaware corporation (formerly known as CONSOL Energy Inc., “CEI”) and the General Partner executed and delivered the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 7, 2015 (as amended, modified and/or restated from time to time, including pursuant to the Second Amended and Restated Agreement of Limited Partnership, dated as of September 30, 2016, the “Partnership Agreement”);

WHEREAS, pursuant to the terms of that certain Contribution, Conveyance and Assumption Agreement, dated as of July 7, 2015, by and among CEI, the General Partner, the Partnership and CONSOL Operating LLC, a Delaware limited liability company (formerly known as CNX Operating LLC), the Partnership issued to the General Partner, among other interests, all of the Incentive Distribution Rights (as defined in the Partnership Agreement) of the Partnership (the “General Partner IDRs”);

WHEREAS, pursuant to Section 4.7 of the Partnership Agreement, the General Partner, or any holder of Incentive Distribution Rights, may transfer any or all of its Incentive Distribution Rights without the approval of any person;

WHEREAS, the General Partner is a direct, wholly-owned subsidiary of Spinco;

WHEREAS, Spinco, as borrower, intends to execute that certain Credit Agreement with the guarantors party thereto, the lenders party thereto (the “Lenders”), PNC Bank, National Association, as Revolving/TLA Administrative Agent, Citibank, N.A., as TLB Administrative Agent, and PNC Bank, National Association, as Collateral Agent, and the other parties thereto (the “Spinco Credit Agreement”);

WHEREAS, under the terms of the Spinco Credit Agreement, the General Partner is an Excluded Subsidiary (as defined in the Spinco Credit Agreement) and Spinco is a Loan Party (as defined in the Spinco Credit Agreement);

WHEREAS, in connection with the closing of the transactions contemplated by the Spinco Credit Agreement, and as a material inducement for the Lenders to enter into the Spinco Credit Agreement and a condition precedent to the Closing Date under, and as defined in, the Spinco Credit Agreement, the General Partner must transfer and convey the General Partner IDRs to a Loan Party (as defined in the Spinco Credit Agreement);

WHEREAS, the General Partner desires to distribute, assign, transfer and deliver to Spinco, and Spinco desires to acquire from the General Partner, all of the General Partner IDRs, in each case, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, including the entry by the Lenders into the Spinco Credit Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT:

1. Distribution, Assignment and Assumption. Effective as of the Effective Date, and subject to and in accordance with the terms of this Agreement, the General Partner hereby grants, bargains, conveys, distributes, assigns, transfers and delivers to Spinco the General Partner IDRs and Spinco hereby assumes all rights, obligations and responsibilities with respect to the General Partner IDRs.

2. Waivers. By its signature hereto, each Party hereby waives any provision in the Partnership Agreement or otherwise that would prohibit, delay, require notice of, grant rights in connection with, or require compliance with any other requirements in connection with, the distributions, assignments and transfers contemplated by Section 1.

3. Representations and Warranties.

(a) Organization; Authority. Each Party represents and warrants that: (i) it is validly organized and in good standing under the laws of the state of its formation; (ii) it has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (iii) the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action of such Party, and no other action or proceeding by or on behalf of such Party is necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby; (iv) this Agreement has been duly and validly executed and delivered by such Party; and (v) this Agreement constitutes the valid and legally binding obligation of such Party enforceable against it in accordance with its respective terms, subject, in each case, to the effects of general principles of equity, whether at law or in equity.

(b) No Conflicts; No Consents. Each Party represents and warrants that neither the execution, delivery and performance by such Party of this Agreement, nor the consummation by such Party of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provision of the governing documents of such Party; (ii) require the consent of any person, result in a violation or breach of, constitute a default under, or give rise to any right of termination, amendment, cancellation or acceleration under (with or without notice or lapse of time or both), any contract or governmental approval of such Party; (iii) result in the creation or imposition of any lien (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations and any liens attaching to the General Partner IDRs under or in connection with the Spinco Credit Agreement) on any General Partner IDRs owned by such Party; or (iv) conflict with or violate any law applicable to such Party or its properties or assets, except, in the cases of clauses (ii), (iii) or (iv) above, for any such violations, losses, defaults, accelerations, terminations, cancellations or liens that, individually or in the aggregate, would not reasonably be expected to materially delay or materially impede the ability of such Party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(c) Title. The General Partner owns, beneficially and of record, all of the General Partner IDRs. The General Partner does hereby bind itself and its successors and assigns to warrant and forever defend title to all and singular the General Partner IDRs so granted, bargained, conveyed, distributed, assigned, transferred and delivered for claims arising by, through or under the General Partner or any of its Affiliates but not otherwise.

(d) Investment Intent. Spinco is acquiring the General Partner IDRs as an investment for its own account and not with a view to the distribution thereof. Spinco shall not sell, transfer, distribute, contribute, assign, pledge or hypothecate any of the General Partner IDRs, except in compliance with any federal and applicable state securities laws or an exemption therefrom.

(e) Disclaimers. Except for the representations and warranties contained in this Section 3, neither of the Parties makes any express or implied representation or warranty with respect to the General Partner IDRs and/or the transactions contemplated by this Agreement, and each of the Parties hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties contained in this Section 3, the General Partner does not make and has not made any representation or warranty to Spinco, with respect to (i) any projection (financial or otherwise), forecast, estimate, budget or prospective information relating to the Partnership or its respective businesses or operations and/or (ii) any projection (financial or otherwise), forecast, or estimate relating to the General Partner IDRs.

4. Transfer Agent. Promptly after the Effective Date, the General Partner shall, or will direct the Transfer Agent (as defined in the Partnership Agreement) to, record the conveyance, transfer and delivery of the General Partner IDRs made pursuant to Section 1 in the Partnership Register (as defined in the Partnership Agreement) pursuant to, and in compliance with, Section 4.1 of the Partnership Agreement.

5. Further Assurances. After the Effective Date, each Party agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of granting, bargaining, conveying, distributing, assigning, transferring and delivering the General Partner IDRs to Spinco, to perfect Spinco’s title thereto, and to accomplish the orderly transfer of the General Partner IDRs to Spinco in the manner contemplated by this Agreement.

6. Taxes. Spinco shall pay all expenses, fees and costs, including all sales, use and similar taxes arising out of the conveyance, transfer and delivery made pursuant to Section 1 and shall pay all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith.

7. General Provisions.

(a) Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the interests referenced herein.

(b) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

(c) Governing Law. THIS AGREEMENT SHALL BE SUBJECT TO AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT REFER THE CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT TO THE LAWS OF ANOTHER STATE. EACH OF THE PARTIES AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 DEL. C. §2708. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY AGREES (I) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE AND (II) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(d) Parties in Interest. Except as expressly set forth in this Agreement, nothing in this Agreement shall entitle any person other than the Parties to any claim, cause of action, remedy or right of any kind.

(e) Preparation of Agreement. All of the Parties and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, it is the intent of the Parties that no presumption shall arise based on the identity of the draftsman of this Agreement.

(f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(g) Amendment. This Agreement may be amended or modified only by an agreement in writing executed by both Parties and expressly identified as an amendment or modification.

(h) Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

GENERAL PARTNER:

CONSOL COAL RESOURCES GP LLC

By:	/s/ Martha Wiegand
Name:	Martha Wiegand
Title:	General Counsel and Secretary

SPINCO:

CONSOL ENERGY INC.

By:	/s/ Steven T. Aspinall
Name:	Steven T. Aspinall
Title:	Authorized Officer

Signature Page to Incentive Distribution Rights Distribution and Assignment Agreement